Filed pursuant to Rule 424(b)(5)
Registration No. 333-268346
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 21, 2022)
VELO3D, INC.
Up to $105,000,000
Senior Secured Convertible Notes
We entered into a Securities Purchase Agreement dated August 10, 2023 (the “Purchase Agreement”) with certain affiliated institutional investors (collectively, the “Purchaser”), relating to our offering of up to $105,000,000 aggregate principal amount of senior secured convertible notes (the “Notes”), offered by this prospectus supplement and the accompanying prospectus.
The Notes will bear interest at 6.00% per year, payable in cash, and will mature on August 1, 2026 (the “Maturity Date”). We are selling the Notes at an issue price of 100% of the principal amount, and, as described in more detail in this prospectus supplement, when we repay the principal of the Notes pursuant to the terms of the Notes, we will be required to pay 115% of the principal amount repaid (the “Repayment Price”), plus any accrued interest. Holders of the Notes will have the option to partially redeem the Notes on the first day of each three-month period beginning January 1, 2024 for the principal amounts described in this prospectus supplement at the Repayment Price, plus accrued interest. In addition, subject to certain exceptions, upon the completion of certain equity financings at a price below the conversion price of the Notes, holders of the Notes will have the right to require us to use up to 15% of the gross proceeds of the equity financing to redeem the principal amounts described in this prospectus supplement at the Repayment Price, plus accrued interest.
Holders of the Notes may convert their Notes into shares of our common stock at any time prior to the Maturity Date. The initial conversion rate for the Notes will be 475.1722 shares of our common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $2.10 per share of our common stock. The initial conversion price will adjust to 110% of the average of the three daily volume-weighted-average prices (“VWAP”) of our common stock during the three trading day period ending on and including August 17, if such average is lower than the initial conversion price, with a corresponding adjustment to the conversion rate. The conversion rate will also be subject to adjustment in some other events as described in this prospectus supplement.
The Notes will be issued in registered form under a base indenture (the “Base Indenture”) to be dated August 14, 2023 between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented and modified by a first supplemental indenture, to be dated as of the date of the initial issuance of the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). We will issue $70,000,000 aggregate principal amount of the Notes (the “Initial Notes”) at the initial closing of the offering (the “Initial Closing”), which is expected to occur on August 14, 2023 or such later date as the Company and the Purchaser may agree (the “Initial Closing Date”). In addition, the Purchaser will have the option to purchase an additional $35,000,000 aggregate principal amount of the Notes (the “Additional Notes”) so long as the notice to exercise such option is provided no later than the first anniversary of the Initial Closing Date.
As described in more detail in this prospectus supplement, the Notes will be our senior secured obligations and will be effectively senior to all our unsecured indebtedness to the extent of the collateral securing the Notes. Aside from the foregoing, the Notes will rank pari passu with all our other senior indebtedness and senior to any of our subordinated indebtedness.
We will not make application to list the Notes on any securities exchange or to include the Notes in any automated quotation system.
Our common stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On August 9, 2023, the last reported sales price of our common stock on the NYSE was $1.83 per share. The trading price of our common stock has fluctuated, and is likely to continue to fluctuate due to a variety of factors.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.
We have retained Credit Suisse Securities (USA) LLC (the “Placement Agent”) to act as our exclusive placement agent for the sale of the Notes, and have entered into a placement agent agreement dated August 10, 2023 (the “Agency Agreement”) with the Placement Agent. We have agreed to pay the Placement Agent a fee equal to the greater of $1,500,000 and 5.0% of the gross proceeds from the sale of Notes. See “Plan of Distribution” beginning on page S-16 regarding the compensation to be paid to the Placement Agent.
Investing in our securities involves a high degree of risk. See “Risk Factors” on page S-5 of this prospectus supplement, page 6 of the prospectus and the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Placement Agent
Credit Suisse
The date of this prospectus supplement is August 10, 2023

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated November 21, 2022 are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in the accompanying prospectus in one or more offerings. Under this prospectus supplement, we are offering up to $105,000,000 aggregate principal amount of the Notes pursuant to the Purchase Agreement.
This prospectus supplement describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference into this prospectus supplement or the accompanying prospectus that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the Placement Agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the Placement Agent take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the Placement Agent is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, in their entirety before making an investment decision.
Unless the context otherwise requires, references in this prospectus supplement to:
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to its domestication), and its consolidated subsidiaries following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.
S-ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.
This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 20, 2023;
•the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 10, 2023;
•our Current Reports on Form 8-K filed with the SEC on February 6, 2023, February 22, 2023, June 5, 2023, June 9, 2023, and July 31, 2023 (but only with respect to Item 5.02 thereto); and
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the
S-iii

documents incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408) 610-3915, or by sending a written request to Velo3D, Inc., 511 Division Street, Campbell, California 95008, Attention: Investor Relations.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement from the filings with the SEC listed above under the heading “Where You Can Find More Information; Incorporation by Reference.” It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our securities, you should carefully read the entire prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related notes included or incorporated by reference herein and therein. See “Cautionary Note Regarding Forward-Looking Statements.”
Company Overview
We seek to fulfill the promise of additive manufacturing (“AM”), also referred to as 3D printing, to deliver breakthroughs in performance, cost, and lead time in the production of high-value metal parts.
We produce a fully integrated hardware and software solution based on our proprietary laser powder bed fusion technology, which greatly reduces and often eliminates the need for support structures. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our Sapphire™ family of systems give our customers who are in space, aviation, defense, automotive, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures, and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger, and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation (“JAWS Spitfire”). On December 7, 2020, JAWS Spitfire completed its initial public offering of units. On September 29, 2021, JAWS Spitfire consummated a merger (the “Merger”) with Legacy Velo3D pursuant to the Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation, and Legacy Velo3D, as amended (the “Business Combination Agreement”). In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.

Our address is 511 Division Street, Campbell, CA 95008. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement.
Recent Developments
Earnings for the Second Quarter of 2023
On August 10, 2023, we announced our anticipated results for the second quarter ended June 30, 2023. The following discussion includes excerpts from our earnings release issued on August 10, 2023. Our earnings release and related investor presentation will be furnished to the SEC in a Current Report on Form 8-K, which will not be incorporated by reference into this prospectus supplement. Our final results for the second quarter ended June 30, 2023 will be set forth in a Quarterly Report on Form 10-Q that we will file with the SEC, and our final results could differ from these anticipated results.
Revenues were $25.1 million for the three months ended June 30, 2023, an increase of 28%, compared with $19.6 million for the three months ended June 30, 2022. Gross profit was $3.0 million for the three months ended June 30, 2023, an increase of 142%, compared with $1.2 million for the three months ended June 30, 2022, and gross margin (our gross profit as a percentage of revenue) was 11.9% for the three months ended June 30, 2023, compared with 6.3% for the three months ended June 30, 2022. Net income (loss) for the three months ended June 30, 2023 was $(23.2) million, or $(0.12) per diluted share, an increase of (118)%, compared with $127.9 million, or $0.63 per diluted share, for the three months ended June 30, 2022.
Revenues were $51.9 million for the six months ended June 30, 2023, an increase of 63%, compared with $31.9 million for the six months ended June 30, 2022. Gross profit was $5.9 million for the six months ended June 30, 2023, an increase of 374%, compared with $1.2 million for the six months ended June 30, 2022, and gross margin (our gross profit as a percentage of revenue) was 11.4% for the six months ended June 30, 2023, compared with 3.9% for the six months ended June 30, 2022. Net income (loss) for the six months ended June 30, 2023 was $(59.4) million, or $(0.31) per diluted share, an increase of (195)%, compared with $62.6 million, or $0.31 per diluted share, for the six months ended June 30, 2022.
We had bookings of approximately $16 million for the three months ended June 30, 2023, a decrease of 11%, compared to $18 million for the three months ended June 30, 2022.
As of June 30, 2023, we had cash, cash equivalents and investments of $47.3 million.
We have not completed the preparation of our condensed consolidated financial statements as of and for the periods ended June 30, 2023. The anticipated results presented in this prospectus supplement as of and for the second quarter and six months ended June 30, 2023 are based on current expectations and are subject to adjustment, as we complete the preparation of our financial statements for the period ended June 30, 2023. These anticipated results are not a comprehensive statement of our financial results for these periods and should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles. Actual results may differ materially from those disclosed in this prospectus supplement.
The preliminary financial data included in this “Prospectus Supplement Summary—Recent Developments” section of this prospectus supplement have been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

THE OFFERING

Senior Secured Convertible Notes offered by us	We are offering senior secured convertible notes with an aggregate principal amount of up to $105,000,000. We will issue $70,000,000 aggregate principal amount of the Initial Notes at the Initial Closing, which is expected to occur on August 14, 2023 or such later date as the Company and the Purchaser may agree. In addition, the Purchaser will have the option to purchase an additional $35,000,000 aggregate principal amount of Additional Notes so long as the notice to exercise such option is provided no later than the first anniversary of the Initial Closing Date.

Ranking
As described below under “—Security,” the Notes will be our senior secured obligations and will be effectively senior to all our unsecured indebtedness to the extent of the collateral securing the Notes. Aside from the foregoing, the Notes will rank pari passu with all our other senior indebtedness and senior to any of our subordinated indebtedness.

Interest	6.00% per annum, paid quarterly on January 1, April 1, July 1 and October 1 of each year in cash. The first interest payment date of the Initial Notes will be October 1, 2023.

Conversion Price	The initial conversion price is approximately $2.10. The conversion price equals (1) $1,000 divided by (2) the conversion rate in effect at such time. The initial conversion rate equals 475.1722. The initial conversion price will adjust to 110% of the average of the three daily VWAPs of our common stock during the three trading day period ending on and including August 17, 2023, if such average is lower than the initial conversion price, with a corresponding adjustment to the conversion rate. The conversion rate will also be subject to customary anti-dilution adjustments and adjustments for certain corporate events.

Maturity Date	August 1, 2026

Security
The Notes provide that, as of the issue date of the Initial Notes (which period may be extended in the reasonable discretion of the collateral agent), we or our relevant subsidiary will have delivered to the collateral agent a U.S. security agreement, a U.S. intellectual property security agreement and UCC financing statements, in form and substance satisfactory to the collateral agent, which created a first lien security interest in all our assets, including, but not limited to, our intellectual property (subject to prior liens and other customary exclusions, in each case acceptable to the collateral agent in its sole discretion) (the “Collateral”) and perfected a first lien security interest in all such assets other than our non-U.S. assets and our bank accounts. At or before 30 days after the issue date of the Initial Notes (which period may be extended in the reasonable discretion of the collateral agent), we or our relevant subsidiary will deliver to the collateral agent such additional security documents, in form and substance reasonably acceptable to the collateral agent, which perfect a first lien security interest in all our remaining assets (subject to prior liens and other customary exclusions, in each case acceptable to the collateral agent in its sole discretion)

Partial Redemptions	Holders of the Notes will have the option to partially redeem the Notes on the first day of each three-month period beginning January 1, 2024 for the principal amounts described in “Description of the Notes” at the Repayment Price, plus accrued interest.

Cash Sweep Payments	Subject to certain exceptions, upon the completion of certain equity financings at a price below the conversion price of the Notes, holders of the Notes will have the right to require us to use up to 15% of the gross proceeds of the equity financing to redeem the principal amounts described in “Description of the Notes” at the Repayment Price, plus accrued interest.

Repurchase or Redemption Upon a Fundamental Change	Holders of the Notes may require us to repurchase the Notes upon a Fundamental Change (as defined in “Description of the Notes”) at (a) 110% of the conversion value (calculated based on the average of the 5-day VWAP of our common stock during the period beginning on the later of the five VWAP trading days prior to the effective date of such Fundamental Change and the five VWAP trading days prior to the public announcement of such Fundamental Change) or (b) 100% of the Repayment Price, plus accrued interest.

Forced Conversion	Subject to certain conditions, we can require conversion of the Notes if the Last Reported Sale Price of our common stock exceeds 175% of the conversion price for at least 20 VWAP Trading Days in a 30 consecutive VWAP Trading Day period.

Events of Default	If an Event of Default occurs, may declare the Notes due and payable for cash in an amount equal to the Event of Default Acceleration Amount (as defined in “Description of the Notes”).

Use of Proceeds
We currently intend to use approximately $22 million of the net proceeds of this offering primarily for the repayment in full of indebtedness outstanding under our third amended and restated loan and security agreement, as amended (the “Loan Agreement”), originally entered into with Silicon Valley Bank (“SVB”), and the remainder for working capital, capital expenditures and other general corporate purposes. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Risk Factors
Investing in our securities involves significant risks. See the disclosure under the heading “Risk Factors” on page S-5 in this prospectus supplement and under similar headings in other documents incorporated by reference into this prospectus supplement.

Trustee	U.S. Bank Trust Company, National Association

RISK FACTORS
An investment in our securities involves risks. You should carefully consider the risk factors described below, in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, incorporated by reference in this prospectus supplement, any amendment or update thereto reflected in subsequent filings with the SEC, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Exchange Act. The risks and uncertainties described below or incorporated herein by reference are not the only ones related to our business, the Notes, our common stock or the offering. Additional risks and uncertainties that we are unaware of, that were not presently known to us or that we currently believe are immaterial may also become important factors that materially and adversely affect our business. The occurrence of any of these risks might cause you to lose all or part of your investment in the Notes or our shares of common stock.
Risks Relating to this Offering
We have broad discretion in the use of the remaining net proceeds from this offering and may not use them effectively.
Following the repayment of the indebtedness outstanding under the Loan Agreement, our management will have broad discretion in the application of the remaining net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the remaining net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the remaining net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our remaining net proceeds in ways that ultimately increase the value of your investment. We expect to use the remaining net proceeds from this offering to fund working capital, capital expenditures and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we plan to invest the remaining net proceeds from this offering in high-quality, short-term, interest-bearing obligations, investment-grade instruments or certificates of deposit. These investments may not yield a favorable return to our security holders. If we do not invest or apply the remaining net proceeds from this offering in ways that enhance security holder value, we may fail to achieve expected financial results, which could cause the price of our securities to decline.
The terms of the Notes will restrict our current and future operations. Upon an event of default, we may not be able to make any accelerated payments under the Notes or our other permitted indebtedness.
The Notes will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest. In particular, the Notes will contain customary affirmative and negative covenants (including covenants that limit our ability to incur debt, make investments, transfer assets, engage in certain transactions with affiliates and merge with other companies, in each case, other than those permitted by the Notes) and events of default. Furthermore, we will be required to maintain a minimum of $30 million of unrestricted cash and cash equivalents and to maintain minimum levels of quarterly revenue through the quarter ended June 30, 2026 as described in “Description of the Notes.” Our ability to meet the financial tests under the Notes can be affected by events beyond our control, and we may be unable to meet them.
A breach of the covenants or restrictions under the Notes or under the agreements governing any of our other permitted indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of the Notes or the holders or lenders of our other permitted indebtedness, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or holders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the Notes or other permitted indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event such lenders or holders accelerate the repayment of the Notes or our other permitted borrowings, we may not have sufficient assets to repay that indebtedness. A default would also likely significantly diminish the market price of our common stock. Furthermore, as a result of these restrictions, we may be limited in how we conduct and grow our business, or unable to compete effectively or to take advantage of new business opportunities. These restrictions may affect our ability to grow in accordance with our strategy.
Servicing the Notes requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the Notes or our other permitted indebtedness.
Our ability to make scheduled payments of principal or to pay interest on or to refinance the Notes or our other permitted indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. After giving effect to the issuance of the Initial Notes in this offering and the repayment of the indebtedness under the Loan Agreement, our and our subsidiaries’ outstanding indebtedness will be approximately $48 million, and the terms of the Initial Notes requires us to pay approximately $80.5 million to repay the full principal amount of the Initial Notes at maturity or any other time. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the Notes or our other permitted indebtedness. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. We may not prepay the Notes without the consent of the holders, and our ability to refinance the Notes or our other permitted indebtedness will also depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the Notes or our other indebtedness.
Security over certain of the Collateral will not be in place or perfected by the Initial Closing Date.
As described in “Description of the Notes—Security,” security interests in certain of the Collateral that will secure the Notes will not be in place or perfected by the Initial Closing Date of this offering. We cannot assure you that we will be able to perfect any such security interests in such Collateral, which would reduce the amount of Collateral that will secure the Notes. Because the security interests in such Collateral will be perfected following the Initial Closing Date, those security interests would be at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy).
The value of the collateral securing the Notes may not be sufficient to pay the amounts owed under the Notes. As a result, holders of the Notes may not receive full payment on their Notes following an Event of Default.
The proceeds of any sale of Collateral securing the Notes following an Event of Default with respect thereto may not be sufficient to satisfy, and may be substantially less than, amounts due on the Notes.
No appraisal of the value of the Collateral securing the Notes has been made. The value of the Collateral in the event of liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. The value of the Collateral could be impaired in the future as a result of changing economic and market conditions, our failure to successfully implement our business strategy, competition and other factors. By its nature, some or all of the Collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation.
Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the collateral agent or any holder of the Notes to obtain the benefit of any Collateral securing the Notes. Such delays could have a material adverse effect on the value of the Collateral.
If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our remaining assets.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the Collateral securing the Notes.
The Notes and the security documents will permit certain liens and exclude certain assets that are acceptable to the collateral agent in its sole discretion. If an Event of Default occurs and the Notes are accelerated, the Notes will be equal in right of payment with our permitted senior indebtedness with respect to such excluded assets and will be effectively subordinated to holders of obligations secured by a lien on such excluded assets.
Rights of holders of Notes in the Collateral may be adversely affected by bankruptcy proceedings.
The right of the collateral agent for the Notes to repossess and dispose of the Collateral securing the Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval, which may not be given. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such time as the bankruptcy court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.
In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the Collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would have “under secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case.
Some significant restructuring transactions may not constitute a Fundamental Change, in which case we would not be obligated to offer to purchase the Notes.
Upon the occurrence of a Fundamental Change, holders of the Notes have the right to require us to purchase their Notes. Events constituting a “Fundamental Change” include (a) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) us or our wholly-owned subsidiaries, (y) our employee benefit plans or those of our wholly-owned subsidiaries or (z) a holder of Notes or any of its affiliates (including a group including such holder or any of its affiliates) files any report with the SEC indicating that such person or group has become the direct or indirect beneficial owner of the majority of the voting power of our common stock (b) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or any transfer or transaction which results in effectively the same; or (c) the approval by our stockholders of a plan or proposal to liquidate or dissolve us (as described under “Description of the Notes—Repurchase of the Notes upon a Fundamental Change”). However, the Fundamental Change provisions will not afford protection to holders of the Notes in the event of other transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Fundamental Change requiring us to purchase the Notes. In the event of any such transaction, the holders would not have the right to require us to purchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

We may not have the ability to raise the funds necessary to repurchase the Notes as required upon a Fundamental Change, and our other then-existing debt may contain limitations on our ability to pay cash upon such repurchase of the Notes.
Following a Fundamental Change as described under “Description of the Notes —Repurchase of the Notes upon a Fundamental Change,” holders of Notes will have the right to require us to purchase their Notes for cash. A Fundamental Change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our other then-existing permitted indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the Fundamental Change repurchase price in cash with respect to any Notes surrendered by holders for repurchase upon a Fundamental Change. In addition, restrictions in our then-existing permitted indebtedness may not allow us to repurchase the Notes upon a Fundamental Change. Our failure to repurchase the Notes upon a Fundamental Change when required would result in an Event of Default with respect to the Notes, which could, in turn, constitute a default under the terms of our other permitted indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes.
The conversion rate of the Notes may not be adjusted for all dilutive events.
The conversion rate of the Notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock, cash or other property to holders of our common stock and certain tender or exchange offers, as described under “Description of the Notes — Conversion Rights” in this prospectus supplement. The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash, that may adversely affect the trading price of the Notes and the market price of our common stock. An event may occur that is adverse to the interests of the holders of the Notes and their value, but that does not result in an adjustment to the conversion rate.
The issuance of additional shares of our common stock will dilute all other stockholdings and could affect the market price of our common stock and, therefore, the trading price of the Notes.
As of March 31, 2023, we had an aggregate of approximately 217,712,952 million shares of common stock authorized but unissued and not issuable in respect of our outstanding warrants, pursuant to the Business Combination Agreement or in respect of our vested and unvested options or restricted stock units or reserved for issuance under our equity compensation and employee stock purchase plans. We may issue all of these shares without any action or approval by our stockholders. The issuance of these unreserved shares, as well as any shares of our common stock issued in connection with the exercise or vesting of warrants, options, restricted stock units or derivative instruments, or otherwise, would dilute the percentage ownership held by the investors who purchase our Notes in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of the Notes.
Conversion of the Notes may dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock.
The conversion of the Notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of the Notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could be used to satisfy short positions, or anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.

Upon conversion of the Notes, holders of the Notes may receive less valuable consideration than expected because the value of our common stock may decline after holders exercise their conversion right but before we settle our conversion obligation.
Under the Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders the Notes for conversion until the date we settle our conversion obligation. We will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration a holder receives will be adversely affected.
The Fundamental Change repurchase feature of the Notes may delay or prevent an otherwise beneficial attempt to take over our company.
The terms of the Notes require us to repurchase the Notes in the event of a Fundamental Change. A takeover of our company would trigger an option of the holders of the Notes to require us to repurchase the Notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the Notes or shares of our common stock.
Holders of the Notes will not be entitled to certain rights with respect to our common stock, but will be subject to all changes made with respect to them.
Holders of the Notes will not be entitled to certain rights with respect to our common stock (including, without limitation, voting rights) but holders of the Notes will be subject to all changes affecting our common stock. Holders of the Notes will not be entitled to the rights of the common stock underlying such Notes, except to the extent they convert such Notes, and, in such case, will be deemed to be the record holder of such shares of common stock as of the related conversion date. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date of any Note, then the holder of such Note will not be entitled to vote the shares due upon conversion on the amendment, although such holder will, upon conversion, nevertheless be subject to any changes affecting our common stock
We cannot assure you that an active trading market will develop for the Notes.
Prior to this offering, there has been no trading market for the Notes, and we do not intend to apply to list the Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case holders may not be able to sell their Notes at a particular time or they may not be able to sell their Notes at a favorable price.
Holders of the Notes may be subject to tax if we make or fail to make certain adjustments to the applicable conversion rate of the Notes even though holders do not receive a corresponding cash distribution.
The conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the applicable conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, a holder of the Notes may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the applicable conversion rate after an event that increases a holder’s proportionate interest in us could be treated as a deemed taxable dividend to the holder. See “Material U.S. Federal Income Tax Considerations of the Notes.”

The price of common stock may be volatile.
The trading price of our common stock has fluctuated, ranging from a closing price low of $1.28 to a closing price high of $5.96 during the twelve months ended June 30, 2023, and is likely to continue to fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;
•material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about our or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•our failure or the failure of our competitors to meet securities analysts’ projections or guidance that our or our competitors may give to the market;
•changes in our financial, operating or other metrics, regardless of whether we consider those metrics as reflective of the current state or long-term prospects of our business, and how those results compare to securities analyst expectations, including whether those results fail to meet, exceed, or significantly exceed securities analyst expectations;
•additions and departures of key personnel;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions such as recessions, interest rates, fuel prices, inflation, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism (including, for example, the ongoing military conflict between Ukraine and Russia and the economic sanctions related thereto).
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
Future resales of our common stock could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. We had outstanding 192,479,797 shares of common stock on March 31, 2023. Pursuant to the registration statement of which this prospectus supplement forms a part, we have registered up to $300.0 million of offerings of our securities (including up to $40.0 million of shares of common stock pursuant to our existing at-the-market offering (“ATM”) program), and we have also filed a prospectus on November 21, 2022, pursuant to a separate resale registration statement, which registers the offer and sale from time to time by certain selling stockholders of up to 124,978,139 shares of our common stock. Furthermore, the Notes require us, on or before December 31, 2023, to establish a new ATM program with aggregate available, accessible and unused capacity to generate gross proceeds to us of at least $75,000,000 as of December 31, 2023. To the extent shares are sold into the market pursuant to these registration statements, including pursuant to any ATM program, under Rule

144 under the Securities Act or otherwise, particularly in substantial quantities, the market price of our common stock could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our anticipated use of the net proceeds of this offering;
•our market opportunity;
•the ability to maintain the listing of our common stock on the NYSE, whether an active trading market for the Notes will develop, and the potential liquidity and trading of such securities;
•our ability to execute our business plan, which may be affected by, among other things, competition and our ability to grow and manage growth profitably, maintain relationships with customers and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•the effect of the COVID-19 pandemic, economic downturns or recession, inflation, interest rate fluctuations and supply chain shortages on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
In addition, in “Prospectus Supplement Summary—Recent Developments,” we have included our anticipated results for the second quarter ended June 30, 2023.
The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein reflect our views and assumptions only as of the date of this prospectus supplement or such other document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
We estimate that our net proceeds from the offering of the Initial Notes will be approximately $66 million, after estimated offering expenses payable and the fee of the Placement Agent. If the Purchaser’s option to purchase the Additional Notes is exercised, we estimate that we will receive net proceeds of approximately $99 million.
We intend to use approximately $22 million of the net proceeds from the offering of the Notes under this prospectus supplement for the repayment in full of indebtedness outstanding under the Loan Agreement (which consists of borrowings under the Loan Agreement’s revolving credit line and advances under the Loan Agreement’s secured equipment loan facility). Borrowings under the revolving credit line bear interest at a variable rate of the greater of the Prime rate plus 0.75% and 5.50%, and advances under the secured equipment loan facility bear interest at a variable rate of the greater of the Prime rate plus 0.75% and 5.50%. The maturity date of the revolving credit line is December 31, 2024, and advances under the secured loan facility are due the first day of the month that is 36 months after the funding date of such advances.
We currently intend to use the remaining net proceeds from the offering of the Notes under this prospectus supplement primarily for working capital, capital expenditures and other general corporate purposes.
The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the remaining net proceeds for other purposes, and we will have broad discretion in the application of the remaining net proceeds. Pending the uses described above, we plan to invest the remaining net proceeds from this offering in high-quality, short-term, interest-bearing obligations, investment-grade instruments or certificates of deposit.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

PLAN OF DISTRIBUTION
The Notes will be sold directly to the Purchaser at the sale price for the Notes under the Purchase Agreement. The Purchase Agreement provides that our obligation to issue and sell the Notes to the Purchaser is subject to the conditions set forth in the Purchase Agreement. The Purchaser’s obligation to purchase the Notes is subject to the conditions set forth in the Purchase Agreement as well, including the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates. We have agreed to indemnify the Purchaser against liabilities arising out of or relating to any breach of any of the representations, warranties, covenants or agreements made by us in the Purchase Agreement, as well as certain other proceedings and claims related to this offering.
We expect that the Initial Closing Date will occur on August 14, 2023 or such later date as we and the Purchaser may agree. The Purchase Agreement provides that the agreement may be terminated by the Purchaser if the Initial Closing has not been consummated on or before the fifth business day following the date of the Purchase Agreement. We have also granted an option to the Purchaser to purchase the Additional Notes at the sale price so long as the notice to exercise such option is provided no later than the first anniversary of the Initial Closing Date.
Pursuant to the Purchase Agreement, subject to certain exceptions, we have agreed, until 90 days after the Initial Closing Date, not to directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or register or amend any outstanding registration statements or file any shelf registration statements or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act)), any of certain convertible securities, any preferred stock or any purchase rights. In addition, in connection with the offering, our officers and directors will enter into voting agreements (the “Voting Agreements”) pursuant to which our officers and directors will agree to, among other things, vote at any annual or special meeting of our stockholders their shares of common stock to approve the issuance of the shares of our common stock issuable pursuant to the Notes and to provide a proxy to us to vote such shares accordingly. In addition, pursuant to the Voting Agreements, subject to certain exceptions, our officers and directors will be bound by certain transfer restrictions with respect to their shares of common stock and certain related securities for a period of 90 days after the date of the Purchase Agreement.
We estimate the total expenses of the offering, which will be payable by us, will be approximately $4 million. After deducting our estimated offering expenses, the fee of the Placement Agent and repayment of indebtedness outstanding, we expect the net proceeds from the offering of the Initial Notes to be approximately $44 million. If the Purchaser’s option to purchase the Additional Notes is exercised, we expect the net proceeds from the offering of the Notes to be approximately $77 million.
We have retained the Placement Agent to act as our exclusive placement agent for the offering, and have entered into the Agency Agreement with the Placement Agent in connection with the offering. We have agreed to pay the Placement Agent a cash fee equal to the greater of (i) $1,500,000 and (ii) 5.0% of the gross proceeds from the sale of the Notes. We will also reimburse the Placement Agent’s reasonable and documented expenses in connection with this offering, including fees and expenses of outside counsel, in the amount of up to $200,000. Notwithstanding the foregoing, the total compensation, including any reimbursements of expenses, to the Placement Agent will not exceed 8.0% of the gross proceeds from the sale of the Notes. We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make in respect of those liabilities.
The Placement Agent is not purchasing or selling any Notes subject to this prospectus supplement, nor did the Placement Agent agree to arrange for the purchase or sale of any specific principal amount of Notes. The Placement Agent agreed to use its reasonable best efforts to solicit offers to purchase the Notes offered pursuant to this prospectus supplement.
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the Placement Agent might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.
The Placement Agent and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
The foregoing does not purport to be a complete description of the Purchase Agreement and the Agency Agreement. Copies of the Agency Agreement, the form of Purchase Agreement and the form of certificate representing the Notes will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-iii.

DESCRIPTION OF THE NOTES
We will issue the senior secured convertible notes due 2026 (the “Notes”) offered by this prospectus supplement and the accompanying prospectus as a series of our senior debt securities described in the accompanying prospectus under an indenture, to be dated as of August 14, 2023 (the “Base Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). We refer to the Base Indenture, as supplemented and modified by a first supplemental indenture, to be dated as of the date of the initial issuance of the Notes (the “Supplemental Indenture”), between us and the Trustee, as the “Indenture.”
For purposes of this summary, the terms “Company”, “we”, “us” and “our” refer only to Velo3D, Inc. and not to any of our subsidiaries.
The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.
The following is a summary of the material terms and provisions of the Notes and the Indenture. The following summary does not purport to be a complete description of the Notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes, the Indenture and the security documents. We urge you to read the Notes, the Indenture and the security documents because they, and not this description, defines your rights as a holder of the Notes.
The form of the Base Indenture is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. We will file the Base Indenture, the Supplemental Indenture and certain of the security documents by means of a current report on Form 8-K. See “Where You Can Find More Information” in this prospectus supplement.
General
The Notes will be our senior obligations. We will issue $70,000,000 aggregate principal amount of the Notes (the “Initial Notes”) at the initial closing of the offering (the “Initial Closing”), which is expected to occur on August 14, 2023 or such later date as we and the Purchaser may agree (the “Initial Closing Date”). In addition, the Purchaser will have the option to purchase up to an additional $35,000,000 aggregate principal amount of the Notes (the “Additional Notes”) at any time prior to the first anniversary of the Initial Closing Date. We are selling the Notes to the Purchaser pursuant to the Purchase Agreement at an issue price of 100.00% of their principal amount. The Notes will be limited in aggregate principal amount to $105,000,000.
The entire principal amount of the Notes will mature and become due and payable, on August 1, 2026, unless earlier redeemed, repurchased or converted. On the maturity date, we will pay the holders an amount of cash equal to 115% for the then-outstanding principal amount of the Notes (the “Maturity Principal Amount”) plus any accrued and unpaid interest on the Notes.
The Notes are not subject to any sinking fund provision.
Ranking
As described below under “—Security,” the Notes will be our senior secured obligations and will be effectively senior to all our unsecured indebtedness to the extent of the collateral securing the Notes. Aside from the foregoing, the Notes will rank pari passu with all our other senior indebtedness and senior to any of our subordinated indebtedness.
Security
The Notes provide that, as of the issue date of the Initial Notes (which period may be extended in the reasonable discretion of the collateral agent for the Notes (the “Collateral Agent”)), we or our relevant subsidiary will have delivered to the Collateral Agent a U.S. security agreement, a U.S. intellectual property security agreement and UCC financing statements, in form and substance satisfactory to the Collateral Agent, which created a first lien security interest in all our assets, including, but not limited to, our intellectual property (subject to prior liens and other customary exclusions, in each case acceptable to the Collateral Agent in its sole discretion) (the “Collateral”) and perfected a first lien security interest in all such assets other than our non-U.S. assets and our bank accounts. At or before 30 days after the issue date of the Initial Notes (which period may be extended in the reasonable discretion of the Collateral Agent), we or our relevant subsidiary will deliver to the Collateral Agent such additional security documents, in form and substance reasonably acceptable to the Collateral Agent, which perfect a first lien security interest in all our remaining assets (subject to prior liens and other customary exclusions, in each case acceptable to the Collateral Agent in its sole discretion).
Interest
Each Note will bear interest at the rate of 6.00% per year from the date of its original issuance. In the event a default occurs and remains uncured or an Event of Default has occurred, the Notes will bear default interest at the rate of 12.00% per year.
Interest is payable in cash, on January 1, April 1, July 1 and October 1 of each year, calculated on the basis of a 360-day year of twelve 30-day months. The first interest payment date of the Initial Notes will be October 1, 2023.
Redemption
Partial Redemption at the Option of the Holder
Beginning on January 1, 2024, the holders of the Notes will have the right to require us to redeem all or a portion of their Notes for a Partial Redemption Payment, plus accrued interest, payable in cash on each of January 1, 2024, April 1, 2024, July 1, 2024, October 1, 2024, January 1, 2025, April 1, 2025, July 1, 2025, October 1, 2025, January 1, 2026, April 1, 2026 and July 1, 2026 (each, a “Partial Redemption Date”).
The “Partial Redemption Payment” is an amount equal to 115% of 12.5% of the principal amount as of the original issue date of a Note and all other Notes issued on such issue date, as determined by a Holder in its sole discretion. We will not be required to partially redeem more than such amount in aggregate in respect of all Notes issued on the same issue date that have been elected to be partially redeemed by the holders on any Partial Redemption Date. The Partial Redemption Payment in respect of the Initial Notes will be equal to $10,062,500.
Any Partial Redemption Payment (or applicable portion thereof) will reduce the principal amount of a Note by the paid amount divided by 1.15.
Upon our mutual agreement with the holders of the Notes and notice to the Trustee, we may agree to increase any single Partial Redemption Payment.
Cash Sweep Payments
In connection with any Cash Sweep Financing, the holders of the Notes will have the right to require us to redeem all or a portion of their Notes for a Cash Sweep Amount, plus accrued interest, payable in cash.
The “Cash Sweep Amount” means, with respect to any Cash Sweep Financing, 15.0% of the gross proceeds from such financing. In no event will the aggregate amount of the gross proceeds of any Cash Sweep Financing that we are required to redeem in respect of the Notes exceed 15.0% of the gross proceeds of such Cash Sweep Financing.
A “Cash Sweep Financing” means any Equity Issuance other than (i) issuances of solely shares of our common stock at a price per share above the applicable conversion price of the Notes and (ii) ATM Issuances; provided, however, that the issuance of shares of our common stock pursuant to the Notes shall not constitute a Cash Sweep Financing.
Any payment of the Cash Sweep Amount will reduce the principal amount of a Note by the paid amount divided by 1.15.

Repurchase of the Notes upon a Fundamental Change
If a Fundamental Change occurs, a holder of Note will have the right to require us to repurchase such Note for a cash purchase price equal to the Fundamental Change Repurchase Price, plus accrued interest.
A “Fundamental Change” means any of the following events:
•any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) us or our wholly-owned subsidiaries, (y) our employee benefit plans or those of our wholly-owned subsidiaries or (z) a holder of Notes or any of its affiliates (including a group including such holder or any of its affiliates) files any report with the SEC indicating that such person or group has become the direct or indirect beneficial owner of share of our common equity representing more than 50% of the voting power of all of our then-outstanding common equity;
•any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person (other than solely to one or more of our wholly-owned subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of our common stock); provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly beneficially owned all classes of our common equity immediately before such transaction directly or indirectly beneficially own, immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause; or
•the approval by our stockholders of a plan or proposal to liquidate or dissolve us.
The “Fundamental Change Repurchase Price” means a cash amount equal to the greater of (A) 100% of the Maturity Principal Amount of the Note excluding interest, plus accrued and unpaid interest on the Note to be so repurchased and (B) the sum of (i) 110% of the product of (a) the applicable conversion rate in effect as of the trading day immediately preceding the effective date of the Fundamental Change; (b) the total then outstanding principal amount (expressed in thousands) of the Note; and (c) the average of the five Daily VWAPs per share of our common stock occurring on the later of (i) the five VWAP Trading Day period immediately before the effective date of such Fundamental Change and (ii) the five VWAP Trading Day period immediately after any public announcement of such Fundamental Change and (ii) the accrued and unpaid interest on the Note.
Prepayment
We may not prepay a Note without the written consent of the Required Holders (as defined in the Notes).
Conversion Rights
General
The conversion rate will initially be 475.1722 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $2.10 per share of common stock). The conversion rate of the Initial Notes will adjust to an amount equal to a fraction (1) whose numerator is $1,000; and (2) whose denominator is 110% of the average of the three Daily VWAPs during the three Trading Day period begining on April 15, 2023 and ending on and including August 17, 2023 in the event that such amount calculated with respect to such three (3) Trading Day average is higher than the conversion rate then in effect.
The conversion rate with respect to the Notes and the conversion price for Notes in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will also be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time.
Forced Conversion
If a Forced Conversion Trigger occurs, then we may elect to convert the entire principal amount of each Note into shares of our common stock; provided that (x) no forced conversion will be effected unless (i) the Equity Conditions are satisfied on each VWAP Trading Day from the date of our conversion notice until the corresponding conversion consideration, as provided in the Note, is delivered and (ii) the Last Reported Sale Price exceeded 175% of then applicable conversion price, on 20 of the 30 consecutive VWAP Trading Days during the 30 VWAP Trading Day period ending on and including the date our conversion notice was delivered to the holder and during the 30 VWAP Trading Day period ending on and including the date we deliver the conversion consideration pursuant to such forced conversion.
“Forced Conversion Trigger” means (A) the Last Reported Sale Price exceeds 175% of the then applicable conversion price on at least 20 VWAP Trading Days in any 30 consecutive VWAP Trading Day period beginning on any VWAP Trading Day after the issue date of a Note and ending on the date upon which we deliver our conversion notice to the holder of the Note and (B) the Equity Conditions are satisfied on the date our conversion notice is delivered by us to the holder.
Additional Conversion Rate Adjustments
The applicable conversion rate, as provided in the Notes, is subject to adjustment as a result of the following events:
•our issuance of a common stock dividend or distribution on all or substantially all shares of our common stock, or our splitting or combining of shares of common stock;
•our issuance to all or substantially all holders of our common stock of rights, options or warrants, entitling the holder, for a period of not more than 60 days after the record date of such distribution, to purchase shares of our common stock at a price less than the average of the Last Reported Sales Prices per share for the 10 consecutive Trading Days ending on the Trading Day before such distribution is announced;
•our distribution of capital stock, evidence of indebtedness or other assets or property of ours, or other rights, options or warrants to acquire capital stock or other securities of ours, to all or substantially all holders of our common stock, subject to certain exceptions set forth in the Notes;
•our distribution of capital stock or a similar equity interest, which is listed or quoted on a U.S. national securities exchange, as a result of the spinning off of a subsidiary, affiliate or other business unit to all or substantially all holders of our common stock;
•our distribution of cash dividends to all or substantially all holders of our common stock; or
•our payment in respect of a tender or exchange offer for shares of our common stock and the value (determined as of the time such tender offer expires by our Board of Directors) of the cash and other consideration paid per share of common stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of common stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.
The conversion consideration, as provided in the Notes, is also subject to adjustment as a result of the following events:
•certain recapitalizations, reclassifications or changes of our common stock;
•certain consolidations, mergers, combinations or binding or statutory share exchanges involving us;
•the sale, lease or other transfer of all or substantially all of our assets; or

•other similar events
Limitations on Conversion
No party may convert all or a portion of a Note or otherwise issue shares of our common stock pursuant to the Note if either (i) as a result of the conversion or issuance, a holder and its affiliates would beneficially own in excess of 4.99% of the shares of our common stock; or (ii) prior to our stockholders approving of the issuance of the shares issuable pursuant to the Notes, the shares of our common stock issued as a result of the conversion or issuance would equal 20% of the shares of our common stock outstanding as of the Initial Closing Date. However, upon proper notice to us, a holder may increase the limit of beneficially owned shares of our common stock from 4.99% to any amount up 9.99% of the shares of our common stock.
Certain Covenants
Limitation on Indebtedness
The Notes require that we do not and do not permit any of our subsidiaries to:
•create, incur, assume, guarantee or be or remain liable with respect to any indebtedness, other than Permitted Indebtedness;
•prepay any indebtedness except by converting the indebtedness into equity securities (other than certain disqualified stock specified in the Notes); or
•amend the terms of any indebtedness in such a way as to shorten the maturity date or any amortization, redemption or interest payment date thereof or otherwise impose additional material burdens on us or our subsidiaries.
“Permitted Indebtedness” includes:
•indebtedness under the Notes;
•certain indebtedness existing as of the date of the Purchase Agreement;
•indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices;
•indebtedness that also constitutes a Permitted Investment;
•our subordinated indebtedness, but not subordinated indebtedness of our subsidiaries;
•reimbursement obligations in connection with letters of credit or similar instruments that are secured by cash or Cash Equivalents and issued on our behalf or on behalf of our subsidiaries in an aggregate amount not to exceed $250,000 at any time then outstanding;
•indebtedness consisting of capital and operating lease obligations and indebtedness secured by liens permitted under the thirteenth bullet of the definition of Permitted Liens; provided, however, all of such indebtedness under this clause, plus all indebtedness secured by liens permitted under the thirteenth bullet of the definition of Permitted Liens will not exceed $1,400,000 in the aggregate; and
•contingent obligations that are guarantees of Permitted Indebtedness.
Limitation on Liens
The Notes require that we will not, and will not permit our subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind on any asset now owned or hereafter acquired, other than the following “Permitted Liens”:
•liens in favor of holders of the Notes or the Collateral Agent;

•certain liens existing as of the date of the Purchase Agreement;
•liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that we maintain adequate reserves therefor in accordance with GAAP;
•liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other similar persons arising in the ordinary course of business; provided, that the payment thereof is not yet required;
•liens arising from judgments, decrees or attachments in circumstances which do not constitute a default or an Event of Default;
•the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
•leasehold interests in leases or subleases and licenses granted in the ordinary course of our business and not interfering in any material respect with the business of the licensor;
•liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
•liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such liens extend only to such insurance proceeds and not to any other property or assets);
•statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;
•easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, so long as they do not materially impair the value or marketability of the related property;
•liens on cash or Cash Equivalents securing obligations permitted under the third and sixth bullets of the definition of Permitted Indebtedness;
•purchase money liens, or liens in respect of equipment leases, (i) on equipment acquired or held by us incurred for financing the acquisition or lease of the equipment securing no more than $1,400,000 in the aggregate amount outstanding; provided, however, all of the indebtedness securing the liens permitted under this clause, plus all indebtedness permitted under the seventh bullet of the definition of Permitted Indebtedness will not exceed $1,400,000 in the aggregate, or (ii) existing on equipment when acquired, if the lien is confined to the property and improvements and the proceeds of the equipment; and
•liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in the second through tenth bullets above and the thirteenth bullet above; provided, that any extension, renewal or replacement lien will be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

Limitation on Investments
The Notes require that we do not directly or indirectly acquire or own, or make any investment in or to any person, or permit any of our subsidiaries to do so, other than the following permitted investments (each a “Permitted Investment”):
•certain investments existing as of the date of the Purchase Agreement;
•cash and Cash Equivalents;
•investments accepted in connection with Permitted Transfers;
•investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of our business;
•investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause shall not apply to investments by us in any subsidiary;
•investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of our capital stock pursuant to employee stock purchase plans or other similar agreements approved by our Board of Directors; and (ii) travel advances and employee relocation loans and other employees loans in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed $250,000 in the aggregate;
•investments in wholly-owned subsidiaries;
•certain permitted intellectual property licenses; and
•additional investments that do not exceed $1,000,000 in the aggregate in any twelve-month period.
Further, we may not make any investment (including a Permitted Investment) or permit any of our subsidiaries to make any investment (including a Permitted Investment) if (i) any Event of Default has occurred under the Notes or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute certain Events of Default specified in the Notes.
Limitation on Distributions
The Notes requires that we do not, and do not permit any subsidiary to:
•repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant equity incentive plan, stock purchase or repurchase plan or awards granted thereunder or similar agreements provided under plans approved by our Board of Directors, provided, however, that such repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest;
•declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a subsidiary of ours may pay dividends or make distributions to us or a parent company that is a direct or indirect wholly-owned subsidiary of ours;
•lend money to any employees, officers or directors (except as permitted under the sixth bullet of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of $250,000; or
•waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $250,000.

Limitation on Transfers
The Notes require that we do not, and do not permit our subsidiaries to, voluntarily or involuntarily, transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of our and our subsidiaries’ assets, other than Permitted Transfers and Permitted Investments.
“Permitted Transfers” include:
•dispositions of cash, Cash Equivalents or investment grade securities in the ordinary course of business and consistent with past practice for fair value consideration in the form of cash, Cash Equivalents or investment grade securities;
•dispositions of inventory, goods and other assets, lease assignments or subleases of any real or personal property, and certain permitted intellectual property licenses, in each case, in the ordinary course of business and consistent with past practice;
•dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business;
•dispositions of accounts or payment intangibles (each as defined in the Uniform Commercial Code) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;
•transfers consisting of certain Permitted Investments in our wholly-owned subsidiaries;
•other transfers of assets to any person other than to a joint venture and which have a fair market value of not more than $50,000 in the aggregate in any twelve-month period;
•dispositions in connection with Permitted Liens; and
•the disposition of all or substantially all of our and our subsidiaries’ assets in a manner permitted under “—Merger, Consolidation and Sale of Assets” below and any disposition that constitutes a Fundamental Change.
Limitation on Transaction with Affiliates
The Notes require that we and our subsidiaries do not enter into, renew, extend, or be a party to, any transaction or series of related transactions with any affiliate, except transactions for fair consideration and on terms no less favorable than would be obtainable in a comparable arm’s length transaction with a person that is not an affiliate.
Minimum Liquidity
We are required to maintain at all times liquidity calculated as unrestricted, unencumbered cash and Cash Equivalents in one or more deposit accounts located in the United States and subject to control agreements in favor of the Collateral Agent in a minimum amount of $30,000,000.
Minimum Revenue
We are required to maintain at all times, to be tested as of the last day of each calendar quarter, revenue (calculated in accordance with GAAP) for such quarter, in an amount equal to at least the amount set forth below.

Calendar Quarter Ending	Minimum Revenue
6/30/2023	$23,500,000.00
9/30/2023	$24,000,000.00
12/31/2023	$27,000,000.00
3/31/2024	$25,000,000.00
6/30/2024	$28,000,000.00

9/30/2024	$30,000,000.00
12/31/2024	$34,000,000.00
3/31/2025	$34,000,000.00
6/30/2025	$36,000,000.00
9/30/2025	$37,000,000.00
12/31/2025	$37,000,000.00
3/31/2026	$37,000,000.00
6/30/2026	$37,000,000.00
ATM Program
So long as any Note remains outstanding, we are required at all times to have access to an ATM Program, the terms of which have been approved by the Required Holders (as defined in the Notes) in accordance with the Purchase Agreement with aggregate available, accessible and unused capacity to generate gross proceeds to us of at least $10,000,000. On or before December 31, 2023, we will establish a new ATM Program with aggregate available, accessible and unused capacity to generate gross proceeds to us of at least $75,000,000 as of December 31, 2023, and such ATM Program will not be subsequently canceled, or amended or otherwise modified to reduce such amount, without the written consent of the Required Holders.
Merger, Consolidation and Sale of Assets
We will not consolidate with or merge with or into, or (directly, or indirectly through one or more of our subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another person, other than a holder of a Note or any of its affiliates (a “Business Combination Event”), unless:
•the resulting, surviving or transferee person either (x) is us or (y) if not us, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any state thereof or the District of Columbia that expressly assumes (by executing and delivering to the holders and the Trustee, at or before the effective time of such Business Combination Event, a supplement to the Notes) all of the our obligations under the Notes; and
•immediately after giving effect to such Business Combination Event, no Event of Default will have occurred that has not been waived and no default will have occurred and be continuing which has not been waived.
The above will not apply to a sale, assignment, transfer, lease, conveyance or other disposition of property or assets between or among any of us and our wholly-owned subsidiaries.
Other Covenants
We are also required, among other covenants, to:
•maintain our corporate existence and our material rights, licenses and franchises, as well as the material rights, licenses and franchises of our subsidiaries;
•pay when due all taxes, fees or other charges and cause our subsidiaries to do the same; and file on or before the due date therefor all personal property tax returns and cause our subsidiaries to do the same (except where the failure to pay would not, individually or in the aggregate, have a material effect on us or any of our subsidiaries); provided, that we and our subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which we maintain adequate reserves therefor in accordance with GAAP;
•not engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by us as of the issue date;

•maintain and preserve all of our properties which are necessary or useful in the proper conduct of our business in good working order and condition and cause our subsidiaries to do the same;
•take all action necessary and advisable to maintain our intellectual property rights and cause our subsidiaries to do the same;
•maintain insurance with responsible and reputable insurance companies or associations with respect to our properties and business in such amounts covering such risks as is required by any governmental agency having jurisdiction over us and cause our subsidiaries to do the same; and
•hire and cooperate with an independent investigator to investigate potential breaches of the terms of the Notes in connection with a default and Event of Default under the Notes;
Events of Default
An “Event of Default” means the occurrence of any of the following:
•a default in the payment when due of any Partial Redemption Payment, principal amount, Maturity Principal Amount, Cash Sweep Payment or Fundamental Change Repurchase Price under the Notes;
•a default for two business days in the payment when due of interest on the Notes;
•a default in our obligation to issue shares pursuant to the Notes;
•a default in our obligation to deliver a notice of a Fundamental Change, a Cash Sweep certification or a compliance certificate, and such default continues for three business days, or the delivery of a materially false or inaccurate notice of a Fundamental Change, a Cash Sweep certification or a compliance certificate;
•a default in our obligation to deliver a notice of an Event of Default or the delivery of a materially false or inaccurate certification as to whether an Event of Default has occurred or whether the Equity Conditions have been satisfied;
•certain defaults in the performance of any of our obligations or agreements under the Notes or the other transaction documents related to the Notes, or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of any transaction document as of the date when made (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date); provided, however, that if such default or breach can be cured, then such default or breach will not be an Event of Default unless we have failed to cure such default within 10 days after its occurrence;
•any provision of any transaction document related to the Notes at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by us or any of our subsidiaries, or a proceeding is commenced by us or any of our subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;
•we fail to comply with certain specified covenants, including the covenants described above under “—Limitation on Indebtedness,” “—Limitation on Liens,” “—Limitation on Investments,” “—Limitation on Distributions,” “—Limitation on Transfers,” “—Minimum Liquidity,” “—Minimum Revenue,” and “—ATM Program;”
•the suspension from trading or failure of our common stock to be trading or listed on our primary Eligible Exchange (measured in terms of trading volume for our common stock) on which our common stock is traded for a period of three consecutive Trading Days;

•(i) our failure or the failure of any of our subsidiaries to pay when due or within any applicable grace period any of our or such subsidiary’s indebtedness having an individual principal amount in excess of at least $250,000 in the aggregate; or (ii) the occurrence of any breach or default under any terms or provisions of any of our or any of our subsidiaries’ other indebtedness of at least $250,000 in the aggregate, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, indebtedness having an individual principal amount in excess of $250,000 to become or be declared due prior to its stated maturity;
•one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least $250,000 in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against us or the subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
•we fail to timely file our quarterly reports on Form 10-Q or our annual reports on Form 10-K with the SEC in the manner and within the time periods required by the Exchange Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose), or (B) we withdraw or restate any such quarterly report or annual report previously filed with the SEC or (C) we at any time prior to the earlier to occur of (i) the issuance of all Notes pursuant to the Purchase Agreement and (ii) the one year anniversary of the Initial Closing Date cease to satisfy the eligibility requirements set forth under Section I.A of the General Instructions to Form S-3;
•any security document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms of the Notes or thereof, first priority lien on the Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any such security document shall at any time for any reason cease to be valid and binding on or enforceable against us or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by us or any governmental authority having jurisdiction over us, seeking to establish the invalidity or unenforceability thereof;
•any material damage to, or loss, theft or destruction of, any material portion of the Collateral (provided that any damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by $250,000 or more shall be deemed to be material), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of ours or any subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement);
•at any time any shares of our common stock issuable pursuant to the Notes are not Freely Tradable;
•we or any of our significant subsidiaries, pursuant to or within the meaning of any Bankruptcy Law (as defined the Notes), either:
◦commences a voluntary case or proceeding;
◦consents to the entry of an order for relief against us or it in an involuntary case or proceeding;
◦consents to the appointment of a custodian of us or it or for any substantial part of our or its property;
◦makes a general assignment for the benefit of our or its creditors;
◦takes any comparable action under any foreign Bankruptcy Law; or

◦generally is not paying its debts as they become due; or
•our stockholders approve any plan for our liquidation or dissolution.
Acceleration Upon Event of Default and Event of Default Stock Payments
Optional Acceleration Upon Event of Default
If an Event of Default (other than Events of Defaults related to certain insolvency proceedings) occurs and has not been waived, then a holder of a Note may declare such Note to become due and payable for cash in an amount equal to the Event of Default Acceleration Amount.
“Event of Default Acceleration Amount” means a cash amount equal to the greater of (A) the sum of (i) 110% of the Maturity Principal Amount of the Note excluding interest and (ii) the accrued and unpaid interest on the Note and (B) the sum of (i) 115% of the product of (a) the applicable conversion rate in effect as of the trading day immediately preceding the date that the holder of the Note delivers the applicable acceleration notice; (b) the total then outstanding principal amount (expressed in thousands) of the Note; and (c) the greater of (x) the highest Daily VWAP per share of our common stock occurring during the five consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date the holder delivers such notice and (y) the highest Daily VWAP per share of our common stock occurring during the five consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the date the applicable Event of Default occurred and (ii) the accrued and unpaid interest on the Note.
Event of Default Stock Payment
If an Event of Default occurs and we fail to pay the Event of Default Acceleration Amount when due in accordance with a Note, then the holder may elect to receive such unpaid portion of the Event of Default Acceleration Amount, entirely or partially, in shares of our common stock. In connection with such an election, we will issue and deliver to the holder, a number of shares of our common stock equal to the quotient obtained by dividing the Event of Default Acceleration Amount (or applicable portion thereof) by the Market Stock Payment Price as of the date of delivery of the holder’s event of default stock payment notice. Any portion of the Event of Default Acceleration Amount not paid in shares of common stock because a holder did not elect, or effectively revoked its election, to receive shares of common stock for such Event of Default Acceleration Amount (or applicable portion thereof) will be paid in cash.
“Market Stock Payment Price” means, with respect to any Event of Default Stock
Payment Date, an amount equal to 100% of the lowest of the 10 Daily VWAPs immediately prior to the applicable Event of Default stock payment date.
Certain Definitions
“ATM Issuance” means an Equity Issuance made pursuant to an ATM Program, other than an Equity Issuance in which a single identified investor or group of identified investors purchases in excess of $3,000,000 in the aggregate of our common stock or warrants exercisable for any class of our common stock in connection with any such Equity Issuance.
“ATM Program” means an “at-the-market” offering within the meaning of Rule 415(a)(4) of the Securities Act.
“Cash Equivalents” means, as of any date of determination, any of the following: (i) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, Japan, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof, in each case maturing not more than two years from the date of acquisition; (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) (or reasonably equivalent ratings of another internationally recognized rating agency); (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper issued by a person (other than an affiliate of ours) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency), and in each case maturing within one year after the date of acquisition; (v) readily marketable direct obligations issued by any state or commonwealth of the United States of America or the District of Columbia or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding two years from the date of acquisition; (vi) indebtedness issued by persons (other than an affiliate of ours) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding two years from the date of acquisition; and (vii) investment funds investing at least 95% of their assets in cash and securities of the types described in clauses (i) through (vi) above.
“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of our common stock on The New York Stock Exchange (or the principal, in terms of volume, Eligible Exchange on which our common stock is listed for trading) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VLD <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by us). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Stock Market, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).
“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date and on each of the 30 previous Trading Days: (A) the shares issuable pursuant to a Note are Freely Tradable; (B) the holder is not in possession of any material non-public information provided by us or on our behalf; (C) the issuance of such shares will not be limited as described above under “—Conversion Rights—Limitations on Conversion”; (D) we are in compliance with our general obligations related to settlement upon conversion and such shares will be issued in the facilities of DTC; (E) no pending, proposed or intended Fundamental Change has occurred that has not been abandoned, terminated or consummated; (F) the daily dollar trading volume (as reported on Bloomberg) of our common stock on The New York Stock Exchange (or the principal, in terms of volume, Eligible Exchange on which our common stock is listed for trading) is not less than $3,500,0000; and (G) no default will have occurred and be continuing which has not been waived and no Event of Default will have occurred which has not been waived.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership
“Equity Issuance” shall mean (a) any issuance or sale by us or any of our subsidiaries of any Equity Interests (including any Equity Interests issued upon exercise or conversion of any Equity Rights) or any Equity Rights, or (b) the receipt by us or any of our subsidiaries of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution), in each case for bona fide capital-raising purposes and other than (i) any issuance of Equity Interests upon the exercise of any Equity Rights outstanding as of the issuance date of the applicable Note provided, that such issuance is made pursuant to the terms of such Equity Rights in effect such issuance date and such Equity Rights are not amended to increase the number of such Equity Interests or to decrease the exercise price, exchange price or conversion price of Equity Rights, (ii) Equity Interests issuable upon the exercise of any Equity Rights or upon the lapse of forfeiture restrictions on awards made pursuant to an Approved Stock Plan (as defined in the Purchase Agreement) (including Equity Interests withheld by us for the purpose of paying on behalf of the holder thereof the exercise price of stock options or for paying taxes due as a result of such exercise, vesting, settlement or lapse of forfeiture restrictions) or (iii) common stock issuable upon the exercise of stock options or upon the lapse of forfeiture restrictions on awards made pursuant to, any stock option exchange program of ours that is approved by our Board of Directors or the compensation committee thereof or our stockholders, whether now in effect or hereafter implemented.
“Equity Rights” shall mean, with respect to any person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights, convertible debt, or other equity-linked securities or agreements of any kind for the issuance or sale, of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person.
“Freely Tradable” means, with respect to any shares of our common stock issued or issuable pursuant to a Note, that (A) such shares are (or, when issued, will be) issued by us pursuant to an effective registration statement or Section 3(a)(9) under the Securities Act and would not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or (y) us falling below the minimum listing maintenance requirements of such Eligible Exchange.
“Last Reported Sale Price” of the shares of our common stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our common stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of common stock are then listed. If our common stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of our common stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of our common stock on such Trading Day from a nationally recognized independent investment banking firm selected by us.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal, in terms of volume, Eligible Exchange (or, if our common stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which our common stock is listed for trading) on which our common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.
“Trading Day” means any day on which (A) trading in our common stock generally occurs on the principal, in terms of volume, Eligible Exchange on which our common stock is then listed or, if our common stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which our common stock is listed for trading; and (B) there is no Market Disruption Event. If our common stock is not so listed or traded, then “Trading Day” means a business day.
“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal, in terms of volume, Eligible Exchange on which our common stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in our common stock generally occurs on the principal, in terms of volume, Eligible Exchange on which our common stock is then listed or, if our common stock is not then listed on an Eligible Exchange, on the principal, in terms of volume, U.S. national or regional securities exchange on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP Trading Day” means a business day.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE NOTES
The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes and the ownership and disposition of shares of common stock into which the Notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note or share of common stock held as a capital asset (generally, for investment purposes) by a beneficial owner who purchased the Note on original issuance at its “issue price” (i.e., the first price at which a substantial portion of the Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at the Initial Closing. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:
•tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts;
•tax-exempt entities, insurance companies, persons required under Section 451(b) of the Code to conform the timing of income accruals for U.S. federal income tax purposes to their financial statements, or traders in securities that elect to use a mark-to-market method of accounting for their securities;
•tax consequences to persons holding Notes or common stock received upon conversion of the Notes as a part of an integrated or conversion transaction or a straddle or persons deemed to sell Notes or common stock received upon conversion of the Notes under the constructive sale provisions of the Code;
•tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;
•tax consequences to non-U.S. holders (as defined below);
•tax consequences to “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or certain former citizens or long-term residents of the United States;
•tax consequences to partnerships or other pass-through entities or investors in such entities;
•alternative minimum tax consequences, if any;
•tax consequences of the Medicare contribution tax on net investment income;
•any state, local or non-U.S. tax consequences; and
•estate or gift tax consequences, if any.
If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds Notes or shares of common stock received upon conversion of the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding the Notes or shares of common stock, you should consult your tax advisor.
As used herein, the term “U.S. holder” means a beneficial owner of Notes or shares of common stock received upon conversion of the Notes that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of Notes or shares of common stock received upon conversion of the Notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. This summary does not address the tax consequences of non-U.S. holders. If you are a non-U.S. holder you should consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation.
THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES OR THE SHARES OF OUR COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Consequences to U.S. Holders
Payments of Interest
Stated interest on a Note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.
The Notes are being issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID is equal to the excess of the Note’s stated principal amount at maturity (115% of the expected original issue price) over its original issue price, which OID will be allocated to each accrual period of the Note. The amount of OID allocable to an accrual period is equal to the excess of (1) the product of the “adjusted issue price” of the Note at the beginning of the accrual period and the Note’s yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) over (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a Note is the interest rate that, when used to compute the present value of all payments to be made on the Note, produces an amount equal to the issue price of the Note. To determine the yield to maturity of a Note, a holder will be deemed to exercise or not exercise its option to require partial redemptions on the Partial Redemption Dates in a manner that maximizes the yield on the Note, and we will be deemed to exercise or not exercise our rights to agree to an increase in a Partial Redemption Payment in a manner that minimizes the yield on the Note. If a partial repayment occurs or does not occur, contrary to the assumption made pursuant to the previous sentence, then solely for the purposes of accruing OID, the Note will be treated as having been reissued at its adjusted issue price on that date.
Regardless of a U.S. holder’s method of accounting, a U.S. holder will be required to accrue OID on a constant yield basis and include such accruals in gross income as ordinary interest income in advance of the receipt of cash attributable to that income with respect to accrual periods occurring after such U.S. holder’s purchase of the Note. Under these rules, a U.S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods. Holders may obtain information regarding the amount of the OID and the yield to maturity relating to the Notes by contacting William McCombe, Chief Financial Officer at Velo3D, Inc., 511 Division Street, Campbell, California 95008, or at 408-610-3915.
A U.S. holder may elect, subject to certain limitations, to include all interest that accrues on a Note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a Note for which this election has been made, the issue price of the Note will equal such U.S. holder’s basis in the Note immediately after its acquisition and the issue date of the Note will be the date of its acquisition by such holder. This election generally will apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS.
Certain Contingent Payments on the Notes
We may be required to make additional payments on a Note as described above under “Description of the Notes—Repurchase of the Notes upon a Fundamental Change,” and payments on a Note may be accelerated as described above under “Description of the Notes—Events of Default.” Due to a lack of relevant authority regarding certain of these payments, the applicability to the Notes of U.S. Treasury Regulations governing contingent payment debt instruments is uncertain. We intend to take the position that the possibility of such payments or acceleration is remote, and therefore we do not intend to treat the Notes as subject to the special rules governing contingent payment debt instruments under the applicable U.S. Treasury Regulations as a result of the possibility that such payments may be made. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If the IRS takes a position contrary to that described above, holders of the Notes may be required to accrue interest income based upon a “comparable yield” (as defined in the U.S. Treasury Regulations) determined at the time of issuance of the Notes (which yield would be higher than the stated interest on the Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any gain realized on the sale or other taxable disposition of the Notes or upon conversion of the Notes would be treated as ordinary income rather than as capital gain. Holders of the Notes should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.
If, contrary to expectations, we make additional payments, although it is not free from doubt, such additional payments should be taxable to a U.S. holder as ordinary income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. U.S. holders should consult their own tax advisors regarding treatment of such amounts.
Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes
Except as provided below under “Conversion of Notes,” a U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of a Note equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under “—Payments of Interest”) and such U.S. holder’s adjusted tax basis in the Note plus the amount, if any, included in income by the U.S. holder as OID or on an adjustment to the conversion rate of the Note, as described in “—Constructive Distributions” below and reduced by any payments received on the Note other than stated interest. A U.S. holder’s tax basis in a Note will generally be equal to the amount that the U.S. holder paid for the Note. If, at the time of the sale, exchange, redemption, repurchase or other taxable disposition of the Note, a U.S. holder held the Note for more than one year, such gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.
Conversion of Notes
If a U.S. holder presents a Note for conversion, a U.S. holder will receive common stock and cash. Such U.S. holder generally will not recognize gain or loss upon the conversion of the Note into common stock except to the extent of amounts received with respect to accrued and unpaid interest (which to the extent not already taken into account as OID will be treated as described above in the section titled “—Payments of Interest”), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a Note may be treated as a taxable stock dividend. The tax basis of shares of common stock received upon a conversion will equal the adjusted tax basis of the Note that was converted. The U.S. holder’s holding period for the shares of common stock will include the period during which the U.S. holder held the Notes.
If a U.S. holder receives solely cash in exchange for Notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the Notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes”), subject to the discussion under “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a Note converted in connection with a fundamental change or optional redemption may be treated as a taxable stock dividend.
A U.S. holder that converts a Note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in the section titled “Description of the Notes—Conversion Rights,” should consult its own tax advisor concerning the appropriate treatment of such payments.
As described in the section titled “Description of the Notes—Conversion Rights,” our delivery of cash or a combination of cash and shares of common stock will generally be deemed to satisfy our obligation with respect to accrued and unpaid interest on the Notes. We intend to take the position that, upon a conversion of Notes, accrued and unpaid interest is first satisfied by the payment of any cash paid upon such conversion.
Possible Effect of the Change in Conversion Consideration After a Change in Control
In the event we undergo certain of the events described in the section titled “Description of the Notes—Conversion Rights,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. holder would be entitled to convert its Notes into the shares, property or assets described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding Notes, which may be a taxable event for U.S. federal income tax purposes. A U.S. holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.
Distributions
Distributions, if any, made on our common stock to a U.S. holder generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits (as determined under U.S. tax principles). However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.
Constructive Distributions
The conversion rate of the Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes will generally not be considered to result in a deemed distribution to a U.S. holder. However, certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “—Distributions” above. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. holder’s adjusted tax basis in a Note will be increased to the extent any such constructive dividend is treated as a dividend. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and common stock payable on the Notes (or, in certain circumstances, against any payments on the common stock). Generally, a U.S. holder’s adjusted tax basis in the Notes will be increased to the extent any such constructive distribution is treated as a dividend. U.S. holders should consult their tax advisors on the impact a constructive distribution may have on their holding period in the Notes.
Sale or Other Taxable Dispositions of Common Stock
Upon the sale or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of interest on the Notes and dividends on shares of common stock (including constructive dividends deemed paid) and to the proceeds of a sale of a Note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

LEGAL MATTERS
Fenwick & West LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the Notes offered hereby on behalf of us. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is counsel to the Placement Agent in connection with this offering.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
$300,000,000
Velo3D, Inc.
Common Stock, Preferred Stock,
Debt Securities, Warrants, Subscription Rights and Units
From time to time, we may offer up to $300,000,000 aggregate dollar amount of shares of our common stock or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities and/or units consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and, if permitted, any related free writing prospectus. The prospectus supplement and, if permitted, any related free writing prospectus may also add, update or change information contained in this prospectus. The total amount of these securities will have an initial aggregate offering price of up to $300,000,000.
You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and, if permitted, related free writing prospectus carefully before you invest.
Our common stock and public warrants are traded on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WS,” respectively. On November 9, 2022, the last reported sales price of our common stock was $2.13 per share and the last reported sales price of our public warrants was $0.30 per warrant. The applicable prospectus supplement and, if permitted, any related free writing prospectus will contain information, where applicable, as to any other listing on the NYSE or any securities market or exchange of the securities covered by the prospectus supplement and, if permitted, any related free writing prospectus.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements. An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 6 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2021, beginning on page 48 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, beginning on page 55 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and beginning on page 57 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated by reference in this prospectus, before investing in our securities.
Common stock, preferred stock, debt securities, warrants, subscription rights and/or units may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 21, 2022

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $300,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Information by Reference.”
Neither we, nor any agent, underwriter or dealer have authorized anyone to give you any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We and any agent, underwriter or dealer take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities.
THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY AN ADDITIONAL PROSPECTUS OR A PROSPECTUS SUPPLEMENT.
Unless the context otherwise requires, references in this prospectus to:
•“JAWS Spitfire” refer to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein);
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Board” or “Board of Directors” means the board of directors of the Company.
“Bylaws” means the restated bylaws of the Company.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Merger Sub and Legacy Velo3D, as amended by Amendment #1 to Business Combination Agreement dated as of July 20, 2021.
“Certificate of Incorporation” means the restated certificate of incorporation of the Company.
“common stock” means the shares of common stock, par value $0.00001 per share, of the Company.
“Closing” means the closing of the Merger.
“Closing Date” means September 29, 2021.
“Company” means Velo3D following the Closing and to Legacy Velo3D prior to the Closing.
“Domestication” means the domestication contemplated by the Business Combination Agreement, whereby JAWS Spitfire effected a deregistration and a transfer by way of continuation from the Cayman Islands to the State of Delaware, pursuant to which JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“IPO” means the Company’s initial public offering, consummated on December 7, 2020, of 34,500,000 units (including 4,500,000 units that were issued to the underwriters in connection with the exercise in full of their over-allotment option) at $10.00 per unit.
“JAWS Spitfire” refers to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Closing.
“Legacy Velo3D” means Velo3D, Inc., a Delaware corporation (n/k/a Velo3D US, Inc.), prior to the Closing.
“Merger” means the merger contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Legacy Velo3D, with Legacy Velo3D surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Sub” means Spitfire Merger Sub, Inc., a Delaware corporation.
“NYSE” means the New York Stock Exchange.
“private placement warrants” means the 4,450,000 warrants originally issued to the Sponsor in a private placement in connection with our IPO.
“public warrants” means the 8,625,000 warrants included in the units issued in our IPO.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Spitfire Sponsor LLC, a Delaware limited liability company.

“Velo3D” refers to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the Closing.
“Warrant Agreement” means the warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent, governing the terms of the private placement warrants and the public warrants.

PROSPECTUS SUMMARY
This summary may not contain all the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before making an investment decision.
Company Overview
We seek to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary laser powder bed fusion technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
The Securities We May Offer
With this prospectus, we may offer shares of our common stock or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities, and/or units consisting of some or all of these securities in any combination. The aggregate offering price of securities that we offer with this prospectus will not exceed $300,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.
Common Stock
We may offer shares of our common stock, par value $0.00001 per share.

Preferred Stock
We may offer shares of our preferred stock, par value $0.00001 per share, in one or more series. Our board of directors (the “Board”) or a committee designated by the Board will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or the winding up, voting rights and rights to convert into common stock.
Debt Securities
We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” Our Board will determine the terms of each series of debt securities being offered.
We will issue the debt securities under an indenture between us and a trustee. In this prospectus, we have summarized general features of the debt securities from the indenture. We encourage you to read the indenture, which is an exhibit to the registration statement of which this prospectus is a part. The actual indenture we enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.
Warrants
We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue warrants independently or together with other securities. Our Board will determine the terms of the warrants.
Subscription Rights
We may offer subscription rights for the purchase of common stock, preferred stock or debt securities. We may issue subscription rights independently or together with other securities. Our Board will determine the terms of the subscription rights.
Units
We may offer units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.
Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation. On December 7, 2020, JAWS Spitfire completed the IPO. On September 29, 2021, JAWS Spitfire consummated the Merger with Legacy Velo3D pursuant to the Business Combination Agreement. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.
Our address is 511 Division Street, Campbell, CA 95008. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider the risk factors described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated herein by reference, in addition to the factors set forth below and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our securities. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. See “Where You Can Find More Information,” “Incorporation of Information by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus and the documents incorporated by reference herein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our market opportunity;
•the ability to maintain the listing of our common stock and the public warrants on the NYSE, and the potential liquidity and trading of such securities;
•the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, our ability to grow and manage growth profitably and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•the effect of the ongoing COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our views and assumptions only as of the date of this prospectus or such document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 28, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 12, 2022, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 14, 2022;
•our Current Reports on Form 8-K filed with the SEC on March 2, 2022 (but only with respect to Item 5.02 thereto), June 10, 2022, July 15, 2022, and July 29, 2022.
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408) 610-3915, or by sending a written request to Velo3D, Inc., 511 Division Street, Campbell, California 95008, Attention: Investor Relations.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Unless we state otherwise in the applicable prospectus supplement, pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:
•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to such prevailing market prices; or
•at negotiated prices.
We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.
If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.
The securities we offer under this prospectus may or may not be listed through the NYSE or any other securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We may issue to our existing security holders, through a dividend or similar distribution, subscription rights to purchase our securities, which may or may not be transferable. In any distribution of subscription rights to our existing security holders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. The applicable prospectus supplement will describe the specific terms of any offering of our securities through the issuance of subscription rights, including, if applicable, the material terms of any standby underwriting or purchase arrangement.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
We will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:
•the terms of the offer;
•the names of any underwriters, including any managing underwriters, as well as any dealers or agents;
•the purchase price of the securities from us;
•the net proceeds to us from the sale of the securities;
•any delayed delivery arrangements;
•any over-allotment or other options under which underwriters, if any, may purchase additional securities from us;
•any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;
•in a subscription rights offering, whether we have engaged dealer-managers to facilitate the offering or subscription, including their name or names and compensation;
•any public offering price; and
•other facts material to the transaction.
We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK
The following summary sets forth certain material terms and provisions of our capital stock. This description also summarizes relevant provisions of the General Corporation Law of Delaware (the “DGCL”). The following description is a summary and does not purport to be a complete description of the rights and preferences of our capital stock. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our restated certificate of incorporation (our “Certificate of Incorporation”) and our restated bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the DGCL for additional information.
General
The total amount of our authorized share capital consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of November 7, 2022, we had 186,418,770 shares of common stock outstanding held of record by 201 holders and no shares of preferred stock outstanding.
Common Stock
Voting rights
Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights
Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of common stock are entitled to receive ratably, in proportion to the number of shares of common stock held by them, such dividends and other distributions in cash, stock or property of our company when, as and if declared thereon by the Board from time to time out of assets or funds of our company legally available therefor.
Rights upon liquidation
Subject to the rights of holders of preferred stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding-up, if any, our remaining net assets will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.
Other rights
No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may issue in the future.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board currently consists of nine (9) directors, which are divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to the Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified.
Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than 2/3 of our outstanding voting stock (as defined below) then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized But Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the common stock (or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Board and may not be called by the stockholders or any other person or persons. Such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. Furthermore, the DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and the Bylaws do not provide for cumulative voting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of common stock entitled to vote thereon; provided, however, that if at least 66-2/3% of the entire Board have approved such amendment or repeal of any provision of the Certificate of Incorporation, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if 66-2/3% of the entire Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “Business Combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of our company, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States is the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Transfer Agent
The transfer agent for common stock is Continental Stock Transfer & Trust Company
New York Stock Exchange Listing
Our common stock is traded on the NYSE under the symbol “VLD.”

DESCRIPTION OF DEBT SECURITIES
General
We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included, which we refer to as the “base indenture,” and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered and sold will be filed as exhibits to the registration statement and/or will be incorporated by reference from reports that we file with the SEC. The actual base indenture we enter into in connection with an offering of debt securities may differ significantly from the form of base indenture we have filed. The base indenture, as amended or supplemented from time to time by one or more supplemental indentures, is referred to below collectively as the “indenture.” The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.
We may offer under this prospectus up to an aggregate principal amount of $300,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an aggregate public offering price of up to $300,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•the title of the series;
•the aggregate principal amount, and, if a series, the total amount authorized and the total amount outstanding;
•the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•any limit on the aggregate principal amount;
•the date or dates on which principal is payable;
•the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•the place or places where principal and, if applicable, premium and interest, is payable;
•the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;
•whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•the currency of denomination;
•the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;
•if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•the provisions, if any, relating to any collateral provided for such debt securities;
•any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the base indenture;
•any events of default, if not otherwise described below under “Events of Default”;
•the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
•the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness.
We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Debt securities offered under this prospectus and any prospectus supplement may be subordinated in right of payment to certain of our outstanding senior indebtedness. In addition, we will seek the consent of the holders of any such senior indebtedness prior to issuing any debt securities under this prospectus to the extent required by the agreements evidencing such senior indebtedness.
Registrar and Paying Agent
The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:
•the conversion or exchange price;
•the conversion or exchange period;
•provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;
•events requiring adjustment to the conversion or exchange price;
•provisions affecting conversion or exchange in the event of our redemption of the debt securities; and
•any anti-dilution provisions, if applicable.
Registered Global Securities
If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of us, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
No Protection in the Event of Change of Control
The base indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Merger, Consolidation or Sale of Assets
The form of base indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:
•we are the surviving person of such merger or consolidation, or if we are not the surviving person, the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and
•immediately before and immediately after giving effect to the transaction on a pro forma basis, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.
Events of Default
Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:
•we fail to pay any principal or premium, if any, when it becomes due;
•we fail to pay any interest within 30 days after it becomes due;
•we fail to observe or perform any other covenant in the debt securities or the indenture for 90 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and
•certain events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries
The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.
If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:
•all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;
•all lawful interest on overdue interest and overdue principal has been paid; and
•the rescission would not conflict with any judgment or decree.
In addition, if the acceleration occurs at any time when we have outstanding indebtedness that is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.
If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.
No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:
•the holder gives to the trustee written notice of a continuing event of default;
•the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;
•the trustee fails to institute a proceeding within 60 days after such request; and
•the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.
These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.
We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.
Modification and Waiver
From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:
•to provide that the surviving entity following a change of control permitted under the indenture will assume all of our obligations under the indenture and debt securities;
•to provide for certificated debt securities in addition to uncertificated debt securities;
•to comply with any requirements of the SEC under the Trust Indenture Act of 1939;
•to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and
•to appoint a successor trustee under the indenture with respect to one or more series.
From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:
•reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;
•reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;
•reduce the principal of or change the stated maturity of the debt securities;
•make any debt security payable in money other than that stated in the debt security;

•change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;
•waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;
•waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or
•take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:
•to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
1.to register the transfer or exchange of such debt securities;
2.to replace temporary or mutilated, destroyed, lost or stolen debt securities;
3.to compensate and indemnify the trustee; or
4.to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•to be released from our obligations with respect to the debt securities under certain covenants contained in the base indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).
In order to exercise either defeasance option, we must irrevocably deposit with the trustee or other qualifying trustee, in trust for that purpose:
•money;
•U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) that through the scheduled payment of principal and interest in accordance with their terms will provide money; or
•a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;
that, in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.
In addition, defeasance may be effected only if, among other things:
•in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;
•in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;
•in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and
•certain other conditions described in the indenture are satisfied.
If we fail to comply with our remaining obligations under the base indenture and applicable supplemental indenture after a covenant defeasance of the base indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.
The term “U.S. Government Obligations” as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.
The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.
Regarding the Trustee
We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.
The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.
No Individual Liability of Incorporators, Stockholders, Officers or Directors
The indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS
The following summary sets forth certain material terms and provisions of our outstanding warrants to purchase 8,625,000 shares of common stock that we issued in our IPO (the “public warrants”), our outstanding warrants to purchase 4,450,000 shares of common stock that we issued in a private placement in connection with our IPO (the “private placement warrants”) and the warrant agreement governing our public warrants and our private placement warrants (the “Warrant Agreement”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, the following summary sets forth certain terms and provisions of the additional warrants we may offer pursuant to this prospectus.
Existing Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on December 7, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. The warrants will expire September 29, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We have agreed to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement, provided that if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00
We may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00
We may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock, except as otherwise described below;
•if, and only if, the closing price of the shares of our common stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;
•if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and
•if, and only if, there is an effective registration statement covering the issuance of our common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of common stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
If we call the warrants for redemption when the price per share of common stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management team does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.     If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per shares of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of share of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in JAWS Spitfire’s prospectus for the IPO but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants will not be redeemable by us, except as described above when the price per share of common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Warrant Agent
The warrant agent for our public warrants and private placement warrants is Continental Stock Transfer & Trust Company.
New York Stock Exchange Listing
Our public warrants are traded on the NYSE under the symbol “VLD WS.”
Additional Warrants
In addition, we may issue additional warrants for the purchase of our debt securities, preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:
•the title of the debt warrants;
•the offering price for the debt warrants, if any;
•the aggregate number of the debt warrants;
•the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;
•if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•the dates on which the right to exercise the debt warrants will commence and expire;
•if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;
•whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
•information with respect to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•the antidilution provisions of the debt warrants, if any;

•the redemption or call provisions, if any, applicable to the debt warrants;
•any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and
•any additional terms of the debt warrants, including procedures and limitations relating to the exchange, exercise, and settlement of the debt warrants.
Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.
Equity Warrants
The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of warrants;
•the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•the dates on which the right to exercise the warrants shall commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•the antidilution provisions of the warrants, if any;
•the redemption or call provisions, if any, applicable to the warrants;
•any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•any additional terms of the warrants, including procedures and limitations relating to the exchange, exercise and settlement of the warrants.
Holders of equity warrants will not be entitled to:
•vote, consent, or receive dividends;

•receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or
•exercise any rights as stockholders.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:
•the price, if any, for the subscription rights;
•the exercise price payable for our common stock, preferred stock or debt securities upon the exercise of the subscription rights;
•the number of subscription rights to be issued to each stockholder;
•the number and terms of our common stock, preferred stock or debt securities which may be purchased per each subscription right;
•the extent to which the subscription rights are transferable;
•any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and
•if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.
The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
We may issue units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the applicable prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

LEGAL MATTERS
Fenwick & West LLP, New York, New York, will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VELO3D, INC.
Up to $105,000,000
Senior Secured Convertible Notes

PROSPECTUS SUPPLEMENT

Credit Suisse
August 10, 2023